Jammin’ Java 8-K

Exhibit 99.1

Marley Coffee issues Shareholder Letter to Discuss Anticipated Results of Operations For the Fiscal Year Ended January 31, 2016

Gross Profits projected to grow by 60% while operational costs projected to be reduced by 29% year-over-year powered by increased distribution and EcoCup launch

Denver, CO – February 10, 2016 — Jammin Java Corp. (d/b/a Marley Coffee) (JAMN) (www.marleycoffee.com) ("Marley Coffee", "we, "us" and the "Company"), the sustainably grown, ethically farmed and artisan-roasted gourmet coffee company has issued the following letter to its shareholders in connection with a summary of its preliminary unaudited anticipated financial results for the three months ended January 31, 2016 and the fiscal year ended January 31, 2016, as described below.

Note from Rohan Marley, Chairman and Founder of Marley Coffee

“I am very proud of the stellar performance of Marley Coffee over this last year. We have proven time and time again that we can compete against the balance sheets of the multi-billion dollar titans of the coffee world on a global scale. In this last year, we have been able to expand into almost 1/3rd of US grocery stores, help open coffee houses half way across the globe, grow our business in a meaningful way on four different continents, and launch EcoCups (a game changing piece of technology) all while adhering to the principles of sustainability and philanthropy in every move we make. Fiscally, we are now closer to turning a profit than we’ve ever been before while continuing to invest significantly in the brand to push our core messaging out. Through our tenacity, I believe we’ve shown the world and our shareholders that great things lie ahead for Marley Coffee.”

Preliminary Anticipated Financial Highlights for the Fiscal Fourth Quarter and Fiscal Year Ended January 31, 2016:

Financial Highlights

•	19 Consecutive Quarter of Revenue Growth - We anticipate gross revenues of approximately $12.3 million (M) for the fiscal year ended January 31, 2016, an increase of 29% compared to the prior year. Fourth quarter (Q4) gross revenues are anticipated to come in at ~$3.2M or a 25% increase from the prior year’s period. We anticipate net revenues to come in at ~$11.2M or a 26% increase from the prior year. We anticipate net revenues to come in at $2.9M for Q4, which represents a 32% increase from Q4 of the last fiscal year. As we improve the quality of our promotions and the management of our in-store inventory, we expect significant organic gains to revenue on existing stores as well as declining losses.

•	Improved Gross Profits and Margins - The Company has focused its efforts here more so than growing its top line. Anticipated gross profits for the year are expected to come in at $3.1M, which is a 60% increase from the year prior. Anticipated gross profits for the fourth quarter are expected to come in at $929,000, which is an increase of 275% from the prior year’s period. We stay committed to improving our margins through scale, getting into more direct distribution accounts and improvements in our supply chain. Gross profits as a percentage of sales are expected to be 32% for the fourth quarter, however we believe we can improve that number to 38%-40% in the second quarter of this fiscal year and sustain that for the rest of the year.

•	Operational Efficiency – As revenues have increased, we continue to make our operations leaner and more efficient. Total operating expenses are expected to come in 29% lower compared to the previous year. Compensation and benefits are expected to come in 27% lower for this fiscal 2016 than the previous year. Cash compensation, which is compensation stripped of stock options, stock payments and stock bonuses is expected to be 33% lower in quarter four, year over year. Senior management has committed to continuing to taking a significant portion of their compensation in stock and not cash for the following quarter thus showing their support for the Company and preserving as much cash as possible to grow the business.

•	Narrowing losses – Net Losses are expected to be approximately $1.6M for the fourth quarter, which is a 30% decrease from the prior period. ~$700K of those losses are attributed to derivative losses (non-cash) based on the calculation of the value of our discounted share price versus the conversion price of our convertible note. If we eliminated the conversion feature by repaying the loan balances before the conversion date those derivative liability / losses would be reversed out of expense with the current prepayment interest fees currently held as prepaid expenses on the notes would then hit our P&L as interest expense in the period the debt is relieved. ~525K are attributed to non-cash compensation such as stock options (most of which are currently underwater) and compensation paid via stock. We also had an additional one-time expense of $284K for slotting fees/ placement fees for new accounts. Our profit and loss stripped of non-cash items and the one-time fees, calculates anticipated cash losses down to $179K for the fourth quarter; the lowest we’ve ever seen losses. From a cash basis using the previous calculation we had cash losses of ~$633K in Q3, ~$513K in Q2 and ~849K in Q1 of this fiscal year, which shows a trend towards cash on cash positive quarter. We anticipate this trend to continue in the upcoming year as we head closer to being cash flow positive.

•	Commitment to sustainability and philanthropy – We’ve recommitted our efforts alongside Mother Parkers to supporting Waterwise Coffee (in which we’ve donated $108,696 this fiscal year) and getting EcoCups launched throughout North America. The objective in the following year is to create more direct buying relationships from farms that adhere to the Company’s sustainable principles, allowing us to have more of an impact on the lives of coffee growing farmers around the world.

•	Fiscal ’17 Forecast - Our expectations are to see the same percentage gains in revenue growth from Fiscal ’16 and the gross profit growth laid out above in Fiscal ’17. Nonetheless, we plan on providing a more detailed forecast on or around the day we file our Form 10-K Annual Report. Our fourth quarter performance was a testament to the action we took to deliver on what we believe shareholders and investors have been waiting for and plan to continue to deliver similar results for quarters to come.

Business Highlights

•	Directional ACV Growth - According to the latest syndicated data we grew our ACV to ~35% of US grocery which represents ~11,000 stores for this fiscal year. Our objective in the upcoming year is to look for quality accounts and build our turn rate deeper into the accounts we’re in.

•	New Accounts – Throughout the year we’ve had numerous new great chain additions such as Sprouts, Meijers, Price Copper, Wakefern and Acme, but in Q4 and Q1, we expect to add an average of six skus to Ingles Markets, another division of Safeway/ Albertsons, a new division of Whole Foods Market, Redner’s Markets and an expansion of stores at Target, though we have more in our distribution pipeline.

•	Colleges – The University of Notre Dame is now offering Marley Coffee through their Office Refreshment Service making Marley Coffee available to both faculty and students. We value new customers like Notre Dame as the relationship transcends coffee with proceeds from every cup going to Waterwise as well as the Notre Dame College of Science to fight rare disease. Other Universities that have come on board over the year include McMasters University (Hamilton, Ontario), Sheridan College (Oakville), University Regina (Saskatchewan), University of Windsor, and Centennial College (Toronto).

•	Broncos/ King Soopers Partnership – Congratulations to our partners the Denver Broncos on winning the Super Bowl! We couldn’t be prouder of their accomplishment and being their local coffee partnership alongside King Soopers, a division of Kroger. The Mile High Blend 8oz bags have been a great success at driving trial to our brand overall as well as building brand equity through the association with the team.

•	International – Our international accounts are still doing exceptionally well for us especially in Canada, Chile and South Korea. Our European partners are still growing and looking to launch a biodegradable and recyclable Nespresso© compatible capsule. We have limited distribution in Australia, Mexico and Columbia, but hope to see those expand next year. Additionally, we have high hopes for finding the right partners in China and the Middle East as there has been a lot of interest for our brand in that region.

Other Business

•	Future Financing and Convertible debt – The Company has engaged in conversations with various investors to help put a new round of financing into the Company of which we would use to pay off our existing convertible debt notes (though we cannot guarantee that such funding will be available, or if available, will be on favorable terms). Separately, we are also talking to several banks about getting an asset based loan backed by the Company’s accounts receivable, although we cannot guarantee that such funding will be available, or if available, will be on favorable terms. We believe the key for us obtaining asset based lending is for the Company to be in a position to be cash flow positive, which we believe as described above we are on the cusp of.

•	SEC Lawsuit - We reiterate that as of today, the only negative impact we have seen on the Company due to the SEC lawsuit has been on the Company’s share price. To our knowledge, no customers have dropped Marley Coffee from their shelves due to this investigation, no partners have disengaged with the Company and the Company is still seeing revenue growth in the marketplace. Additionally, we are also still on pace to gain the most number of new points of distribution in Q4 of fiscal 2016 and Q1 of 2017 than we have in the last 18 months. While its true that legal fees have slightly increased, but most of the costs of discovery in the litigation have already been expended as the Company has previously compiled and provided everything to the SEC from 2010-2013, which are the key periods in the investigation. We remain focused on the company and we’re confident in our position as outlined in our past Form 10-Q Quarterly Reports.

Note from Brent Toevs, CEO of Marley Coffee

“We are excited as Marley Coffee moves into another year, focused on continued growth but with profitability as our main goal. As our final quarter fiscal 2016 shows, we are well on our way. Our brand continues to resonate with consumers not only in North America, but in international markets and we will continue to leverage on our success and grow Marley Coffee into a company our shareholders can be proud of. We have had some challenges particularly over the last couple of quarters, but out of adversity we will continue to grow into a stronger well balanced company.”

About Jammin Java Corp., d/b/a Marley Coffee

Jammin Java Corp., d/b/a Marley Coffee is a U.S.-based company that provides premium, artisan roasted coffee to the grocery, retail, online, service, hospitality, office coffee service and big box store industry. Under its exclusive licensing agreement with Fifty-Six Hope Road Music Limited, the Company continues to develop its coffee lines under the ‘Marley Coffee’ brand. The Company is a fully reporting company quoted on the OTCQB market under the symbol "JAMN." For additional information, follow Marley Coffee on Facebook, Twitter and visit MarleyCoffee.com or visit the Investor Relations section at Investor.MarleyCoffee.com.

Media Contact:

Maian Tran

Marley Coffee

303.396.1756

pr@marlycoffee.com

Preliminary Anticipated Financial Results

The financial information included in this press release, including the preliminary anticipated results of operations for the year and quarter ended January 31, 2016, are unaudited, remain subject to review and audit by the Company’s independent auditors, and while such financial information represents the Company’s good faith estimates of its results of operations for the items presented herein, such results of operations as subsequently audited by the Company’s independent auditors and filed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2016, may ultimately be materially different (either more or less favorable) than those presented in this press release. Readers should keep in mind that the anticipated results and other matters disclosed above have not been reviewed or audited, are not final and are subject to adjustment prior to the filing of the Company’s Form 10-K.  The Company’s financial statements have historically been subject to numerous adjustments and changes between such time as they are preliminarily prepared (which preliminary information is provided in this press release for the quarter and year ended January 31, 2016) and the date the audit of such financial statements is finalized by the Company’s independent auditor and there is no reason to believe that the preliminary information provided herein will not similarly be subject to significant revisions or adjustments prior to the audit for such period being approved and released by our independent auditors. Readers are encouraged to read and review the Company’s prior Annual Report Form 10-K for the year ended January 31, 2015 and the Company’s Quarterly Reports on Form 10-Q for the periods ended April 30, 2015, July 31, 2015 and October 31, 2015 (including, but not limited to the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” included therein), as well as the Company’s upcoming Annual Report on Form 10-K for the year ended January 31, 2016, once filed, for more information on the Company, risks affecting the Company, its results of operations and financial condition.

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts"). In particular, the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar conditional words and expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks and others are included from time to time in documents we file with the Securities and Exchange Commission ("SEC"), including but not limited to, our Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on our future results. Accordingly, you should not place undue reliance on these forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements herein are made as of the date hereof. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the Company. The Company's SEC filings are available at http://www.sec.gov.